Exhibit 99.1

Pacific Gold Corp.

Reverse Stock Split

TORONTO, Oct 18, 2013 – Pacific Gold Corp. (OTCQB: PCFG) (Pinksheets: PCFG).

Pacific Gold Corp. (the “Company”) announced today that, effective upon market open on October 21, 2013, every one hundred twenty shares of the Company’s issued and outstanding Common Stock, par value $0.0000000001 (the "Common Stock"), will convert into one share of Common Stock (the “Reverse Stock Split”). Any fractional shares resulting from the Reverse Stock Split will be rounded up to the next whole share. As a result of the Reverse Stock Split, the total number of issued and outstanding shares of the Company's Common Stock will decrease from 3,270,157,366 pre-split shares to approximately 27,251,311 shares after giving effect to the Reverse Stock Split.

At the open of business on October 21, 2013 the common stock of the Company will trade under the symbol PCFGD for a period of 20 business days after which time the D will be removed from the stock symbol.

To find out more about Pacific Gold Corp. (OTCQB: PCFG), visit the Company’s website at www.pacificgoldcorp.com. Or contact the Company directly at 416-214-1483.

About the Company

Pacific Gold Corp. (OTCQB: PCFG) is focused on alluvial gold and base metals operations located in western North America. Pacific Gold Corp. owns three operating subsidiaries: Nevada Rae Gold, Inc., which owns and operates the Black Rock Canyon gold mine, located in north-central Nevada; Fernley Gold, Inc., which has acquired exclusive lease rights to mine the Lower Olinghouse Placers in north-western Nevada; and Pacific Metals Corp., (OTCBB: PMET) which owns mining claims in San Juan and Delores Counties, Colorado, encompassing the historic Graysill Mine.

This news release includes forward-looking statements that reflect Pacific Gold Corp.'s current expectations about its future results, performance, prospects and opportunities. Pacific Gold Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward-looking statements are based on information currently available to Pacific Gold Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2013 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.